Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of TransAct Technologies Incorporated on Form S-8 [File Nos. 333-203184, 333-132624, 333-170515, 333-221514, 333-248054 and 333-273888] and Form S-3 [File No. 333-261026] of our report dated March 13, 2024, with respect to our audits of the consolidated financial statements of TransAct Technologies Incorporated as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report is included in this Annual Report on Form 10-K of TransAct Technologies Incorporated for the year ended December 31, 2023.

/s/ Marcum llp

Hartford, CT
March 13, 2024